Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FIRST QUARTER RESULTS

- Construction of The Temporary at American Place has Begun,
with an Expected Opening in Fall 2022

- Agreement Reached with Circa Sports for Internet Sports Wagering Throughout Illinois
and On-Site Sportsbooks at The Temporary and American Place

- Construction of Chamonix Casino Hotel Continues, with an Expected Opening in the Second Quarter of 2023

Las Vegas – May 9, 2022 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the first quarter ended March 31, 2022.

On a consolidated basis, revenues in the first quarter of 2022 were $41.4 million, a 1.9% decrease from $42.2 million in the prior-year period. Net income for the first quarter of 2022 was $0.1 million, or $0 per diluted common share, which includes $4.4 million of debt modification costs related to the Company’s offering of additional notes in February 2022. In the prior-year period, net loss was $3.4 million, or $(0.13) per diluted common share, reflecting an extinguishment of debt charge and expenses related to the redemption of the Company’s previously-outstanding warrants. Adjusted EBITDA(a) in the 2022 first quarter was $8.4 million versus $10.8 million in the prior-year period, largely due to planned construction disruptions at Bronco Billy’s; adverse hold at Rising Star and Grand Lodge; the launch of online sports wagering in Louisiana, which adversely affected Silver Slipper’s sports wagering revenues; and increases in certain costs. The prior-year’s first quarter was the Company’s strongest in recent years, having benefited from customer-related government subsidy checks due to the COVID-19 pandemic.

“Our first quarter results were solid, given adverse hold percentages at two of our properties and meaningful – but planned –construction disruptions at Bronco Billy’s to hasten the completion of Chamonix,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “Silver Slipper had a solid quarter, though the launch of online sports wagering in nearby Louisiana has resulted in declines in its on-site sports wagering operations. On-site sports wagering operations contributed less than 5% of the property’s Adjusted Segment EBITDA in 2021. Otherwise, our properties continue to perform as expected in recent weeks.”

“More importantly, we made significant progress on our expansion plans,” continued Mr. Lee. “In Waukegan, Illinois, we received approvals last week to begin construction on The Temporary at American Place, and immediately began work on site fencing and erosion control so that excavation for the foundations can begin this week. Fabrication of the Sprung structure is complete and is expected to begin arriving on-site in early June. Additionally, we have begun hiring our senior management team for The Temporary, and continue to progress toward an expected opening later this year. It took longer than expected to begin construction, moving our projected opening date from the summer into the fall.

“At our Chamonix project in Cripple Creek, Colorado, we have ‘topped out’ the elevator towers and are working on the guest room and meeting areas. We believe Chamonix will be the first high-quality casino hotel in Cripple Creek when it opens in the second quarter of 2023. We expect it to meaningfully grow the market’s gaming revenue and generate a strong return on investment for our Company, similar to what has occurred in Black Hawk when higher-quality casinos have been added to that market.”

First Quarter Highlights and Subsequent Events

●	Mississippi. Silver Slipper Casino and Hotel’s revenues were $21.3 million in the first quarter of 2022, a 4.7% decline from $22.4 million in the prior-year period. Adjusted Segment EBITDA was $6.0 million, reflecting the competitive launch of online sports wagering within nearby Louisiana, as well as cost increases for food and other supplies. In the prior-year period, the property had record first quarter results, as it – and all of the Company’s properties – benefited from customer-related government stimulus checks due to the COVID-19 pandemic. Adjusted Segment EBITDA was $7.6 million in the prior-year period.

●	Indiana. Rising Star Casino Resort’s revenues were $8.6 million in each of the first quarters of 2022 and 2021. Adjusted Segment EBITDA was $1.1 million, again for both periods. Results in the recent quarter were adversely affected by a low table games hold percentage of 10.1%, versus the trailing three-year average of 17.2%. Conversely, a table games hold percentage of 26.0% in the first quarter of 2021 was meaningfully higher than the trailing three-year average, which benefited results in the prior-year’s quarter. Table games revenue is less significant to operating results at the property than slot win, which remained stable. The increase in slot revenues from higher volumes in the first quarter of 2022 offset the decrease in the table games hold percentage.

●	Colorado. This segment includes Bronco Billy’s Casino and Hotel and, upon its opening, will include Chamonix Casino Hotel. The Colorado gaming market, including Cripple Creek, has shown significant growth since betting limits were eliminated in May 2021. Nevertheless, due to significant construction disruption, revenues and Adjusted Segment EBITDA declined in the quarter versus the prior-year period. These disruptions include the temporary loss of all of the property’s on-site parking and all on-site hotel rooms, as well as the temporary loss of portions of the casino. To alleviate the lack of on-site parking, Bronco Billy’s currently offers complimentary valet parking, as well as a free shuttle service to an off-site parking lot. Revenues were $4.2 million in the first quarter of 2022, versus $5.9 million in the prior-year period, and Adjusted Segment EBITDA was $(0.3) million, versus $1.7 million.

As discussed above, construction continues on Chamonix Casino Hotel, located adjacent to Bronco Billy’s. When complete, Chamonix will include a new casino, approximately 300 luxury guest rooms and suites, a parking garage, new surface parking lots, meeting and entertainment space, an outdoor pool, a spa, and a fine-dining restaurant. Construction work is currently being performed on the third floor of the arrival tower and recently began on the meeting and entertainment space. Structural work also recently began on the hotel structure that will sit atop Chamonix’s parking garage. For detailed renderings of the project and two webcams of the construction underway, please visit www.ChamonixCO.com.

We also recently began the staged refurbishment of Bronco Billy’s itself, so this property’s contribution to earnings will, as expected, be impacted until its new, expanded amenities open, which we expect to be in 2023.

●	Nevada. This segment consists of the Grand Lodge Casino, which is located within the Hyatt Regency Lake Tahoe luxury resort in Incline Village, and Stockman’s Casino, which is located in Fallon, Nevada. Revenues were $4.4 million in each of the first quarters of 2022 and 2021, despite an adverse table games hold percentage in the 2022 period. Adjusted Segment EBITDA was $0.8 million in the first quarter of 2022, reflecting an increase in labor costs, versus $1.2 million in the prior-year period. Income would have been approximately flat if the table games hold percentage had been comparable with the prior-year period.

●	Contracted Sports Wagering. This segment consists of the Company’s on-site and online sports wagering “skins” (akin to websites) in Colorado, Indiana and, upon launch, Illinois. Revenues and Adjusted Segment EBITDA were both $2.8 million in the first quarter of 2022, an increase from $1.0 million in the prior-year period. These results reflect an additional skin that contractually went live on December 1, 2021, as well as an acceleration of deferred revenue for two agreements that will cease operations in May 2022. In the prior-year period, only three skins were in operation. As previously disclosed, in February 2022, one of the Company’s contracted parties for sports wagering informed us of its intent to cease operations on May 15, 2022, which will create one available skin in each of Colorado and Indiana. We are currently negotiating with several potential replacement companies for such skins, but there can be no assurance that we will be able to replace these agreements on similar terms as our existing agreements or at all.

In May 2022, the Company entered into an agreement whereby affiliates of Full House and Circa Sports will jointly develop and manage on-site sportsbooks at both The Temporary and American Place. Circa Sports currently operates at Circa Resort & Casino in Las Vegas, and offers online sports wagering in several states. In addition to the on-site sportsbook, Circa Sports will utilize Full House’s expected mobile sports skin in Illinois to conduct Internet sports wagering throughout the state, subject to customary regulatory approvals. In exchange for such rights, the Company received a market access fee of $5 million in May 2022 and will also receive payments totaling at least $5 million per year, on an annualized basis, once Circa Sports launches its mobile sports skin in Illinois. The term of the agreement is for eight years, with two four-year extension opportunities at the option of Circa Sports.

●	American Place. In December 2021, Full House was chosen by the Illinois Gaming Board to develop American Place, a new gaming and entertainment destination located in Waukegan, Illinois, a northern suburb of Chicago, subject to customary regulatory approvals. The permanent American Place facility is slated to include a world-class casino with a state-of-the-art sports book; a premium boutique hotel comprised of 20 luxurious villas, each ranging from 1,500 to 2,500 square feet with full butler service; a 1,500-seat live entertainment venue; a gourmet restaurant that will rival the finest restaurants in Chicago; additional eateries and bars; and other amenities that will attract gaming and non-gaming patrons from throughout Chicagoland and beyond. While the larger, more lavish, permanent facility is under construction, the Company will operate a temporary casino facility, aptly named The Temporary by American Place. The Temporary is slated to include approximately 1,000 slot machines, 50 table games, a sportsbook, a fine-dining restaurant, two additional restaurants, and a center bar.

In March 2022, the Company acquired ten acres of land adjoining approximately 30 acres owned by the City of Waukegan. The Company also recently entered into a lease for nearby office space.

Last week, the Company entered into a memorandum of understanding (“MOU”) with the City of Waukegan, which documents the material terms of the lease for the approximately 30 acres owned by the City. Upon execution of the MOU, the Company received certain approvals enabling the start of construction for The Temporary. Fabrication of The Temporary’s “Sprung structure” is now complete and is scheduled for arrival beginning in early June. We expect to open The Temporary in Fall 2022, pending customary gaming approvals.

●	Corporate. Corporate expenses increased modestly during the first quarter of 2022, primarily due to additional professional fees and other expenses related to the Company’s growth. Segment expenses were $2.0 million and $1.9 million for the first quarters of 2022 and 2021, respectively.

Liquidity and Capital Resources

As of March 31, 2022, the Company had $319.5 million in cash and cash equivalents (including $210.5 million of cash reserved for the construction of Chamonix) and $410.0 million in outstanding senior secured notes due 2028. In February 2022, the Company closed a private offering of $100.0 million aggregate principal amount of additional 8.25% senior secured notes due 2028 (the “Additional Notes”). The Additional Notes were sold at a price of 102.0% of the principal amount and were issued pursuant to an indenture under which the Company issued $310.0 million of identical senior secured notes in February 2021. The Company also amended its revolving credit agreement to, among other things, increase its borrowing capacity from $15.0 million to $40.0 million. The proceeds from the expansion of the Company’s debt facilities are expected to be used to fund the approximately $100 million needed to construct and outfit The Temporary, as well as the upfront tax payments required to be paid to the State of Illinois when the casino opens. As of May 9, 2022, there were no drawn amounts under the credit facility and an outstanding standby letter of credit of $1 million related to the American Place project.

Conference Call Information

The Company will host a conference call for investors today, May 9, 2022, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2022 first quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (844) 826-3035 or, for international callers, (412) 317-5195.

A replay of the conference call will be available shortly after the conclusion of the call through May 23, 2022. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 10166705.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Segment EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Segment EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021
Revenues
Casino	$29,084	$32,064
Food and beverage	6,511	6,101
Hotel	2,179	2,211
Other operations, including contracted sports wagering	3,649	1,832
	41,423	42,208
Operating costs and expenses
Casino	9,875	10,339
Food and beverage	6,568	5,360
Hotel	1,071	1,056
Other operations	462	395
Selling, general and administrative	15,393	14,413
Project development costs	165	47
Preopening costs	786	—
Depreciation and amortization	1,792	1,800
Loss on disposal of assets, net	8	104
	36,120	33,514
Operating income	5,303	8,694
Other expense
Interest expense, net of capitalized interest	(6,399)	(4,456)
Loss on modification and extinguishment of debt	(4,406)	(6,134)
Adjustment to fair value of warrants	—	(1,347)
	(10,805)	(11,937)
Loss before income taxes	(5,502)	(3,243)
Income tax (benefit) provision	(5,612)	202
Net income (loss)	$110	$(3,445)

Basic earnings (loss) per share	$—	$(0.13)
Diluted earnings (loss) per share	$—	$(0.13)

Basic weighted average number of common shares outstanding	34,262	27,357
Diluted weighted average number of common shares outstanding	36,623	27,357

Full House Resorts, Inc.

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenues
Mississippi	$21,313	$22,356
Indiana	8,636	8,590
Colorado	4,233	5,905
Nevada	4,411	4,368
Contracted Sports Wagering	2,830	989
	$41,423	$42,208

Adjusted Segment EBITDA(1) and Adjusted EBITDA
Mississippi	$5,950	$7,630
Indiana	1,138	1,134
Colorado	(319)	1,710
Nevada	828	1,224
Contracted Sports Wagering	2,767	976
Adjusted Segment EBITDA	10,364	12,674
Corporate	(1,967)	(1,905)
Adjusted EBITDA	$8,397	$10,769

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profitability in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net income (loss)	$110	$(3,445)
Income tax (benefit) provision	(5,612)	202
Interest expense, net of amounts capitalized	6,399	4,456
Loss on modification and extinguishment of debt	4,406	6,134
Adjustment to fair value of warrants	—	1,347
Operating income	5,303	8,694
Project development costs	165	47
Preopening costs	786	—
Depreciation and amortization	1,792	1,800
Loss on disposal of assets, net	8	104
Stock-based compensation	343	124
Adjusted EBITDA	$8,397	$10,769

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended March 31, 2022
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$5,251	$692	$7	$—	$—	$—	$5,950
Indiana	558	580	—	—	—	—	1,138
Colorado	(662)	342	1	—	—	—	(319)
Nevada	683	145	—	—	—	—	828
Contracted Sports Wagering	2,767	—	—	—	—	—	2,767
	8,597	1,759	8	—	—	—	10,364
Other operations
Corporate	(3,294)	33	—	165	786	343	(1,967)
	$5,303	$1,792	$8	$165	$786	$343	$8,397

Three Months Ended March 31, 2021
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$6,948	$660	$22	$—	$—	$7,630
Indiana	518	616	—	—	—	1,134
Colorado	1,281	347	82	—	—	1,710
Nevada	1,085	139	—	—	—	1,224
Contracted Sports Wagering	976	—	—	—	—	976
	10,808	1,762	104	—	—	12,674
Other operations
Corporate	(2,114)	38	—	47	124	(1,905)
	$8,694	$1,800	$104	$47	$124	$10,769

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected construction budget, estimated commencement and completion dates, expected amenities, and our expected operational performance for Chamonix and American Place, including The Temporary; our expectations regarding our ability to receive regulatory approvals for American Place and The Temporary; and our expectations regarding our ability to replace any terminated sports wagering contracts in Colorado and Indiana and the success of any new sports wagering contracts in Colorado, Indiana or Illinois. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, our ability to repay our substantial indebtedness; the potential for additional adverse impacts from the COVID-19 pandemic, including the emergence of variants, on our business, construction projects, indebtedness, financial condition and operating results; potential actions by government officials at the federal, state or local level in connection with the COVID-19 pandemic, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete Chamonix, American Place, and The Temporary on-time and on-budget; various approvals that are required to lease the primary American Place site from the City of Waukegan, including approvals from the Illinois Gaming Board; the successful entry into replacement sports wagering contracts in Colorado and Indiana; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; a decrease in overall demand as other competing entertainment venues continue to re-open; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; inflation and its potential impacts on labor costs and the prices of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing The Temporary at American Place, a new casino in Waukegan, Illinois; and Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com